Exhibit 10.1

CREDIT AGREEMENT

by and among

EMRISE CORPORATION

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

GVEC RESOURCE IV INC.

as the Arranger and Agent

Dated as of November 30, 2007

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1
	1.2	Accounting Terms	1
	1.3	Code	1
	1.4	Construction	1
	1.5	Schedules and Exhibits	2
	1.6	Currency Conversion	2

2.	LOAN AND TERMS OF PAYMENT		2

	2.1	Making of Loans	2
	2.2	Term Loans	3
	2.3	Borrowing Procedures	4
	2.4	Payments	7
	2.5	Overadvances	10
	2.6	Interest: Rates, Payments, and Calculations	10
	2.7	Cash Management	11
	2.8	Crediting Payments	12
	2.9	Designated Account	12
	2.10	[Intentionally Omitted]	12
	2.11	Fees	12
	2.12	[Intentionally Omitted]	13
	2.13	Joint and Several Liability of Borrowers	13
	2.14	Registered Notes	15

3.	CONDITIONS; TERM OF AGREEMENT		16

	3.1	Conditions Precedent to the Initial Extension of Credit	16
	3.2	Conditions Precedent to all Extensions of Credit; Special Conditions Precedent to Term Loan B	16
	3.3	Term	18
	3.4	Effect of Termination	19
	3.5	Early Termination by Borrowers	19
	3.6	Conditions Subsequent to Extensions of Credit	19

4.	REPRESENTATIONS AND WARRANTIES		21

	4.1	No Encumbrances	21
	4.2	Accounts	21
	4.3	Inventory	21
	4.4	Equipment	21
	4.5	Location of Inventory and Equipment	21
	4.6	Inventory Records	21
	4.7	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	22
	4.8	Due Organization and Qualification; Subsidiaries	22
	4.9	Due Authorization; No Conflict	23
	4.10	Litigation	23

i

	4.11	No Material Adverse Change	23
	4.12	Fraudulent Transfer	24
	4.13	Employee Benefits	24
	4.14	Environmental Condition	24
	4.15	Intellectual Property	25
	4.16	Leases	26
	4.17	Deposit Accounts and Securities Accounts	26
	4.18	Complete Disclosure	27
	4.19	Indebtedness	27
	4.20	Regulation U	27
	4.21	Taxes	27
	4.22	Compliance with Law, Etc	27
	4.23	Adverse Agreements, Etc	28
	4.24	Permits, Etc	28
	4.25	Insurance	28
	4.26	Employee and Labor Matters	28
	4.27	Material Contracts	29
	4.28	Capacity	29
	4.29	Investment Company Acts	29
	4.30	The IFN Credit Facility	29
	4.31	The Lloyds Credit Facility	29
	4.32	The Wells Fargo Credit Facility	29

5.	AFFIRMATIVE COVENANTS		29

	5.1	Accounting System	30
	5.2	Collateral Reporting	30
	5.3	Financial Statements, Reports, Certificates	30
	5.4	Appraisal	30
	5.5	Inspection	30
	5.6	Maintenance of Properties	30
	5.7	Taxes	30
	5.8	Insurance	31
	5.9	Location of Inventory and Equipment	31
	5.10	Compliance with Laws	31
	5.11	Leases	32
	5.12	Existence	32
	5.13	Environmental	32
	5.14	Disclosure Updates	32
	5.15	Control Agreements	32
	5.16	Assignment of Proceeds	32
	5.17	Employee Benefits	33
	5.18	Formation of Subsidiaries	33
	5.19	Adequate Reserves	34
	5.20	Designated Payments	34

6.	NEGATIVE COVENANTS		34

	6.1	Indebtedness	34
	6.2	Liens	35
	6.3	Restrictions on Fundamental Changes	35
	6.4	Disposal of Assets	35
	6.5	Change Name	35
	6.6	Nature of Business	35
	6.7	Prepayments and Amendments	36
	6.8	Change of Control	36
	6.9	Consignments	36
	6.10	Distributions	36
	6.11	Accounting Methods	36
	6.12	Investments	36
	6.13	Transactions with Affiliates	37
	6.14	Use of Proceeds	37
	6.15	Inventory and Equipment with Bailees	37
	6.16	Financial Covenants	37
	6.17	No Transactions Prohibited Under ERISA; Unfunded Liability	40
	6.18	Salaries	41
	6.19	Obtaining of Permits, Etc	41
	6.20	UK Subsidiaries	41
	6.21	Changes to Accounts	41

7.	EVENTS OF DEFAULT		41

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES		43
	8.1	Rights and Remedies	43
	8.2	Remedies Cumulative	44

9.	TAXES AND EXPENSES		44

10.	WAIVERS; INDEMNIFICATION; RELEASE		45

	10.1	Demand; Protest; etc	45
	10.2	The Lender Group’s Liability for Collateral	45
	10.3	Costs and Expenses	45
	10.4	Indemnification	45

11.	NOTICES		46

12.	CHOICE OF LAW AND VENUE; JUDICIAL REFERENCE; WAIVER OF JURY TRIAL; SERVICE OF PROCESS		47

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		49

	13.1	Assignments and Participations	49
	13.2	Successors	53

14.	AMENDMENTS; WAIVERS		53

	14.1	Amendments and Waivers	53
	14.2	No Waivers; Cumulative Remedies	54

15.	AGENT; THE LENDER GROUP		54

	15.1	Appointment and Authorization of Agent	54
	15.2	Delegation of Duties	55
	15.3	Liability of Agent	55
	15.4	Reliance by Agent	55
	15.5	Notice of Default or Event of Default	56
	15.6	Credit Decision	56
	15.7	Costs and Expenses; Indemnification	57
	15.8	Agent in Individual Capacity	57
	15.9	Successor Agent	58
	15.10	Lender in Individual Capacity	58
	15.11	Withholding Taxes	58
	15.12	Collateral Matters	62
	15.13	Restrictions on Actions by Lenders; Sharing of Payments	62
	15.14	Agency for Perfection	63
	15.15	Payments by Agent to the Lenders	63
	15.16	Concerning the Collateral and Related Loan Documents	63
	15.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	63
	15.18	Several Obligations; No Liability	64
	15.19	No Consequential Damages	65

16.	GENERAL PROVISIONS		65

	16.1	Effectiveness	65
	16.2	Section Headings	65
	16.3	Interpretation	65
	16.4	Severability of Provisions	65
	16.5	Counterparts; Electronic Execution	65
	16.6	Revival and Reinstatement of Obligations	66
	16.7	Confidentiality	66
	16.8	Integration	66
	16.9	Parent as Agent for Borrowers	67
	16.10	Compliance With USA Patriot Act	67

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of November 30, 2007, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), GVEC RESOURCE IV INC., a company organized under the laws of the British Virgin Islands, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), EMRISE CORPORATION, a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower,” and collectively, jointly and severally, as the “Borrowers”).

INTRODUCTION

All defined terms not otherwise defined above or in this Introduction Statement are as defined in Schedule 1.1 or as defined elsewhere herein.

The Borrowers have requested that the Lenders agree to make available a secured credit facility of up to $23,000,000, the proceeds of which will be used to pay certain specified obligations of the Borrowers, to fund general working capital requirements and to make certain specified acquisitions.

Subject to the terms and conditions set forth herein, Agent is willing to act as agent for the Lenders and each Lender is willing to make loans to the Borrowers in an aggregate amount not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions. Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2           Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3           Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Divisions of the Code, the definition of such term contained in Article 9 shall govern.

1.4           Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or,” and any provision that is set forth herein as part of a list or series is to be construed in a manner that does not result in duplication of any other provision in such list or series. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5           Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6           Currency Conversion. All references to monetary amounts herein shall be to U.S. Dollars. With respect to any amounts not denominated in U.S. Dollars and required for or related to any term or definition hereunder, Borrower shall convert such non-U.S. Dollar denominated amounts to the amount of U.S. Dollars that would be required to purchase such non-U.S. Dollar denominated amounts on the applicable date of determination based on the rate at which any applicable currency may be exchanged into Dollars, as set forth on such date on the relevant Bloomberg Key Cross Currency Rates screen at or about 11:00 A.M., London time, on such date.

2.             LOAN AND TERMS OF PAYMENT.

2.1           Making of Loans.

(a)           Making of Advances. Subject to the terms and conditions of this Agreement, on and after the Closing Date and prior to the Revolver Maturity Date, each Lender agrees to make such portion of the Advances to Borrowers in an amount equal to such Lender’s Pro Rata Share of the then extant Revolver Commitment; provided that Advances shall be made in an aggregate amount not to exceed the lesser of: (y) the Maximum Revolver Amount; and (z) the Borrowing Base.

(b)           Nothing to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay by any section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, environmental liabilities, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (ii) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent, likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, to the extent that the sums and amounts described in clauses (i) and (ii) above exceed $250,000 in the aggregate.

(c)           The outstanding unpaid principal amount of Advances and all accrued and unpaid interest on Advances shall be due and payable on the earlier of:  (i) the Revolver Maturity Date; and (ii) the termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All Advances and all accrued and unpaid interest on Advances shall constitute Obligations. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Revolver Maturity Date. Borrowers may only request Advances of at least $100,000 and integral multiples of $100,000 in excess thereof, except in the case of an Advance which, if made, would result in the aggregate amount of Advances equaling the lesser of (y) the Maximum Revolver Amount and (z) the Borrowing Base.

2.2           Term Loans.

(a)           Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender agrees to make term loans (collectively, the “Term Loan A”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan A Commitment.

(b)           Subject to the terms and conditions of this Agreement, from time to time during the Term Loan B Commitment Period, each Lender agrees to make term loans (collectively, the “Term Loan B”) to Borrowers in an aggregate amount equal to such Lender’s Pro Rata Share of the Term Loan B Commitment.

(c)           All amounts outstanding under the Term Loans shall constitute Obligations. No portion of the Term Loans which is repaid or prepaid may be reborrowed. The Term Loans shall be repaid in installments as set forth in the tables set forth in subsections (d) and (e) below; provided, however, that the outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loans shall be due and payable on November 30, 2010 or such earlier date of termination of this Agreement, whether by prepayment, or by acceleration.

(d)           Subject to subsection (c) above, the principal of Term Loan A shall be repaid in installments as follows:

(i)            commencing December 1, 2008, and continuing on the first day of each of the 11 consecutive months thereafter, equal installments of $50,000; and

(ii)           commencing on December 1, 2009, and continuing on the first day of each of the 11 consecutive months thereafter, equal installments of $120,000.

(e)           Subject to subsection (c) above, the principal of Term Loan B shall be repaid in installments as follows:

(i)            commencing on June 1, 2009 and continuing on the first day of each of the 5 consecutive months thereafter, installments equal to the quotient of (x) 10% of the aggregate Term Loan B Amount (as of the Term Loan B Commitment Expiry Date) and (y) six; and

(ii)           commencing on December 1, 2009, and continuing on the first day of each of the 11 consecutive months thereafter, installments equal to the quotient of (x) 20% of the aggregate Term Loan B Amount (as of the Term Loan B Commitment Expiry Date) and (y) twelve.

2.3           Borrowing Procedures.

(a)           Generally.

(i)            Each Borrowing of a Loan shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Such notice must be received by Agent no later than 10:00 a.m. (California time) on the Closing Date, or if applicable, thereafter on the Business Day that is one (1) Business Day prior to the requested Funding Date specifying (i) the pertinent Loan, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Each request for the Borrowing of an Advance shall be accompanied by the concurrent delivery to Agent of a complete and executed Borrowing Base Certificate.

(ii)           Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any applicable Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s portion of the Loan on the date of Borrowing for all purposes of this

Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan comprising such Borrowing.

(iii)          Borrowers shall borrow pursuant to Section 2.2(a) an amount equal to the Term Loan A Commitment in a single drawing.

(iv)          Subject to the other conditions set forth in this Section 2.3(a), each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of such funds, Agent shall make such funds available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any portion of the applicable Loan if Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived.

(v)           Agent shall not be obligated to transfer to a Defaulting Lender any payments respecting the Loan made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s portion of the Loan was funded by the other members of the Lender Group). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable portion of the Loan and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Total Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(b)           Notation. Agent shall record on its books the principal amount of each of the Advances and Term Loans owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, gross negligence or willful misconduct on the part of Agent, conclusively be presumed to be correct and accurate.

(c)           Lenders’ Failure to Perform. All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares and subject to Sections 2.1 and 2.2. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any portion of any Loan (or other extensions of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(d)           Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, to such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances shall take place on a periodic basis in accordance with the following provisions:

(i)            Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein:  (y) if a Lender’s balance of the Advances exceeds such Lender’s Pro Rata Share of the Advances as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, and (z) if a Lender’s balance of the Advances is less than such Lender’s Pro Rata Share of the Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)           In determining whether a Lender’s balance of the Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest and fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)          During the period between Settlement Dates, each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Lenders, as applicable.

2.4           Payments.

(a)           Payments by Borrowers.

(i)            Except as otherwise expressly provided herein, all payments by Borrowers shall be made in Dollars to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 5:00 p.m. (California time) on the date specified herein. Any payment so received shall be deemed to have been received the following Business Day. Any payment received by Agent later than 5:00 p.m. (California time) but before 5:00 p.m. (California time) the following Business Day shall be deemed to have been received on the second following Business Day, and any applicable interest or fee shall continue to accrue until such following (or, if applicable, second following) Business Day.

(ii)           Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)            Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in clause (b)(iv) below and in the other Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Revolver Lenders, the Term Loan A Lenders and the Term Loan B Lenders, as applicable (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender), and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Revolver Lenders, the Term Loan A Lenders and the Term Loan B Lenders, as applicable.

(ii)           At any time following the occurrence of an Event of Default and at the election of Agent, all proceeds of Collateral and other payments received by Agent shall be applied against such portions of the Obligations and in such order as Agent may elect.

(iii)          Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(d).

(iv)          Except as provided in clause (b)(ii) above, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(v)           For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding.

(vi)          In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vii)         The provisions of this Section 2.4 constitute an agreement among Borrowers and the Lender Group as to the application of payments, Collections and proceeds of Collateral and do not constitute any subordination of (x) any Obligations or (y) the right to payment of any Obligations.

(c)           Mandatory Prepayments.

(i)            Except as otherwise may be agreed to by Agent and the Borrowers, immediately upon any voluntary or involuntary sale or disposition by Borrowers or any of their Subsidiaries of property or assets (other than sales or dispositions of Inventory or Equipment in the ordinary course of business), Borrowers shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of Net Cash Proceeds received by Borrowers and their Subsidiaries (and not paid to Agent as a prepayment of the Obligations) for all such sales or dispositions shall exceed $150,000 in any fiscal year. Nothing contained in this subclause (ii) shall permit Borrowers or any of their Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(ii)           Immediately upon the receipt by Borrowers or any of their Subsidiaries of any Extraordinary Receipts in excess of $200,000 in the aggregate in any fiscal year of Parent ending after the Closing Date, Borrowers shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of such Extraordinary Receipts in excess of $200,000 in the aggregate in any fiscal year of Parent ending after the Closing Date, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(d)           Application of Payments.

(i)            Each prepayment pursuant to subclauses (c)(i) and (c)(ii) above (in each case except with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral) shall be applied against the remaining installments of principal of the Term Loans (if any) in the inverse order of maturity.

(ii)           Each prepayment pursuant to subclauses (c)(i) above and (c)(ii) with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral shall be applied as follows:

(1)           if the proceeds are from any sale or disposition of any Accounts or Inventory or any insurance policy or condemnation award with respect to Inventory, such proceeds shall be applied against the remaining installments of principal of the Term Loans (if any) in the inverse order of maturity; and

(2)           if the proceeds are from the sale or disposition of any other assets or any insurance policy or condemnation award not described in clause (1) above, such proceeds shall be applied against the remaining installments of principal of the Term Loans (if any) in the inverse order of maturity; provided, however, that, except during the continuation of a Default or an Event of Default, such proceeds shall not be required to be so applied to the extent that such proceeds are used to replace, repair, or restore the properties or assets in respect of which such proceeds were paid if (i) the amount of proceeds received in respect of such sales, dispositions, insurance policies, or condemnation awards are less than $5,000,000 in the aggregate during the term of this Agreement, (ii) Borrowers deliver a certificate to Agent within 10 days after such sale or 30 days after the date of such loss, destruction, or taking, as the case may be, stating that such proceeds shall be used to replace, repair, or restore such properties or assets within a period specified in such certificate not to exceed the earlier of (x) 180 days after the receipt of such proceeds and (y) the Maturity Date (which certificate shall set forth estimates of the proceeds to be so expended), and (iii) such proceeds are immediately deposited in a Deposit Account subject to a Control Agreement. If all or any portion of such proceeds not so applied to the prepayment of the Obligations in accordance with this clause (2) are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Obligations in accordance with this clause (2) on the last day of such specified period.

(e)           Optional Prepayment of Term Loans. The Borrowers shall have the privilege of making full or partial prepayments of the Term Loans, upon five (5) Business Days prior written notice to the Agent; provided that any such prepayment shall be accompanied by the applicable Prepayment Premium as provided in the Fee Letter. Any optional prepayment of the Term Loans shall be in a minimum amount of $1,000,000. Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the applicable Term Loan in the inverse order of maturity. Notwithstanding anything to contrary contained herein, the Term Loan B Commitment shall be reduced by an amount equal to the amount that the principal balance of the Term Loan B is prepaid pursuant to this Section 2.4(e).

2.5           Overadvances. If, at any time or for any reason, the aggregate amount of outstanding principal of the Advances accrued and payable by Borrowers to the Lender Group pursuant to Section 2.1 is greater than any of the limitations set forth in Section 2.1 (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the aggregate amount of the then outstanding Advances. In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6           Interest:  Rates, Payments, and Calculations.

(a)           Interest Rates. Except as provided in clause (b) below, (i) Term Loans shall bear interest at a per annum rate equal to the Base Rate plus 4.25 percentage points, and (ii) all other Obligations shall bear interest at a per annum rate equal to the Base Rate plus 1.25 percentage points.

The foregoing notwithstanding, at no time shall: (x) any portion of the Term Loans bear interest on the Daily Balance thereof at a per annum rate less than 12.50%, and (y) any portion of any other Obligations bear interest on the Daily Balance thereof at a per annum rate less than 9.50%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b)           Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder.

(c)           Payment. Except as provided to the contrary in Section 2.11, interest and all fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Any interest or fees not paid when due shall be compounded and shall accrue interest at the rate then applicable to the applicable Loan.

(d)           Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. Any change in the Base Rate shall take effect on the first day of the month following such change and shall continue in effect for the balance of such month.

(e)           Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7           Cash Management.

(a)           Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors of the Borrowers and the Guarantors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or such Guarantors) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b)           Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrowers or any Guarantor, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account; provided, that, to the extent there are no Advances then outstanding and no other amounts then due and payable, so long as no Event of Default has occurred and is continuing, the Agent shall direct that such amounts be deposited in the Designated Account.

(c)           So long as no Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of written notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)           The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8           Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item received by Agent into the Agent’s Account on a Business Day on or before 5:00 p.m. (California time) shall be deemed to have been received the following Business Day. If any payment item is received into the Agent’s Account on a non-Business Day or after 5:00 p.m. (California time) on a Business Day but before 5:00 p.m. (California time) the following Business Day, it shall be deemed to have been received by Agent as of the opening of business on the second following Business Day.

2.9           Designated Account. Agent is authorized to make the Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10         [Intentionally Omitted]

2.11         Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12         [Intentionally Omitted]

2.13         Joint and Several Liability of Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.13), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each Borrower under the provisions of this Section 2.13 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.13 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.13, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.13 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f)            Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(h)           In the event that any Obligations are at any time secured by Real Property, each Borrower hereby waives all rights and defenses that such Borrower may have as a result thereof. This means, among other things:

(i)            Agent and Lenders may collect from such Borrower without first foreclosing on any Real Property or other Collateral pledged by Borrowers.

(ii)           If Agent or any Lender forecloses on any Real Property pledged by Borrowers:

(A)          The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)           Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i)            The provisions of this Section 2.13 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.13 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.13 will forthwith be reinstated in effect, as though such payment had not been made.

(j)            Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)           Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.14         Registered Notes. Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrowers (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(i), the assigning Lender) agrees to record the Commitments and Loans on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(i), a Related Party Register). Each Commitment and Loan recorded on the Register (or Related Party Register) may not be evidenced by promissory notes other than

Registered Notes (as defined below). Upon the registration of each Commitment and Loan, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(i) (a “Registered Note”), payable to the order of such Lender or its registered assigns and otherwise duly completed. Once recorded on the Register (or Related Party Register), no Commitment or Loan may be removed from the Register (or Related Party Register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2           Conditions Precedent to all Extensions of Credit; Special Conditions Precedent to Term Loan B.

(a)           Subject to Section 3.1, the obligation of the Lender Group (or any member thereof) to make any Advances or any portion of either Term Loan hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(i)            the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(iii)          no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates;

(iv)          no Material Adverse Change shall have occurred; and

(v)           with respect to any Advance, a Borrowing Base Certificate.

(b)           Subject to Sections 3.1 and 3.2(a), the obligation of the Term Loan B Lenders (or any member thereof) to make any portion of the Term Loan B hereunder during the Term Loan B Commitment Period shall be subject to the following additional conditions precedent:

(i)            the proceeds shall be used for the acquisition (whether by merger or otherwise) by any Borrower or any Subsidiary of the Borrower of eighty percent (80%) of the outstanding capital stock, membership interest,  partnership interest or other similar ownership interest of a Person which is engaged in a line of business similar to the business of such Borrower or such Subsidiary of the Borrower, or the purchase of all or substantially all of the assets owned by such Person;

(ii)           Agent shall have received fifteen (15) days prior written notice of such proposed acquisition from the Acquiring Person;

(iii)          such acquisition has been (A) approved by the board of directors or other appropriate governing body of the Person that is the subject of the acquisition or (B) agreed to by the requisite shareholders, members, partners or owners of the Person that is the subject of the acquisition, as required under applicable law or by the Governing Documents of such Person;

(iv)          no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such acquisition;

(v)           such acquisition is undertaken in accordance with all applicable requirements of law;

(vi)          if the consideration to be paid in connection with such acquisition includes an “earn out”, the applicable purchase agreement related to such acquisition includes a maximum dollar amount that may be payable pursuant to the “earn out” provisions;

(vii)         Agent shall have received a pro forma balance sheet and income statements of the Acquiring Person and its Subsidiaries (after giving effect to the proposed acquisition) as of the then most recent fiscal quarter ended for which a financial statement has been delivered in accordance with Section 5.3, together with a certificate of the Acquiring Person, in form and substance satisfactory to Agent, demonstrating that upon the consummation of such acquisition, the Borrowers will be in compliance with the financial covenants contained in Section 6.16, such evidence of compliance to be in form and substance reasonably satisfactory to Agent;

(viii)        Agent shall have received financial statements which include balance sheets, income statements and statements of cash flows of the Person being acquired, (A) in the same form and substance as those required to be delivered by the Borrowers under Section 5.3, to the extent such are available, or (B) if unavailable, in the form relied upon by the Acquiring Person in connection with such transaction, in each case for the previous three (3) fiscal years, or if less than three (3) years are existing, for such shorter period of time as does exist;

(ix)           Agent shall have received lien searches or other evidence satisfactory to Agent that the shares or other interest in the Person, or the assets of the Person, which is the subject of the proposed acquisition are (or will be at the closing of the proposed acquisition) free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally;

(x)            the aggregate consideration to be paid in connection with such acquisition shall not exceed the greater of (A) the greater of (i) three (3) times EBITDA (adjusted for actual expenses incurred in connection with such acquisition) calculated in accordance with the terms hereof, for the most recent fiscal year ended, as reflected in the financial statements referred to in clause (vii) above and (ii) an amount equal to the pro forma Borrowing Base for the Person that is the subject of the acquisition, calculated in accordance with the terms hereof as of the date of such proposed acquisition and (B) an amount mutually agreed upon by the Borrowers, Agent and the Lender Group taking into consideration the totality of all information relating to the Person that is the subject of the acquisition, which agreement by Agent and the Lender Group shall not be unreasonably withheld;

(xi)           Agent shall have received the favorable legal opinion of the applicable Borrower’s counsel in form and substance satisfactory to Agent;

(xii)          Agent shall have received a true and correct copy of the Acquisition Documents, as well as evidence of all requisite approvals and permits, all of which shall be in form and substance satisfactory to Agent; and

(xiii)         Agent shall have received such other documents and instruments as Agent in its reasonable discretion may require.

3.3           Term.

(a)           This Agreement shall continue in full force and effect for a term ending on November 30, 2010 (the “Maturity Date”), unless terminated earlier in accordance with the terms of this Agreement. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement pursuant to Section 8.1.

(b)           Notwithstanding the provisions of subsection (a), all Obligations (other than the principal amount of the Term Loans), including accrued interest to the date of principal payment, shall be due and payable no later than November 30, 2008 (the “Revolver Maturity Date”); provided, however, that by written notice to Agent (the “Revolver Renewal Notice”), Borrowers may elect to require the Lenders to renew the Revolver Commitment two times, each for a period of one year, so long as each of the following conditions precedent have fulfilled, to the satisfaction of Agent, in which case such renewal date shall become the new Revolver Maturity Date:

(i)            Administrative Borrower delivers the Revolver Renewal Notice to Agent no later than forty-five (45) days prior to the then extant Revolver Maturity Date;

(ii)           No Default or Event of Default has occurred since the Closing Date (whether or not then continuing); and

(iii)          Concurrently with Administrative Borrower’s delivery of the Revolver Renewal Notice, Borrower pays Agent a renewal fee (the “Revolver Renewal Fee”) equal to one percent (1%) of the Maximum Revolver Amount.

Each Borrower hereby acknowledges and agrees that each Revolver Renewal Fee is fully earned and non-refundable on the date such fee is due and payable as provided in this Section 3.3(b).

3.4           Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5           Early Termination by Borrowers. Borrowers have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations in full including, without limitation, any amounts due under the Fee Letter. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay in cash the Obligations in full on the date set forth as the date of termination of this Agreement in such notice.

3.6           Conditions Subsequent to Extensions of Credit.

(a)           The obligation of the Lender Group (or any member thereof) to continue to make Advances or lend any portion of the Term Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (unless such date is extended in writing by Agent), of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(i)            Within thirty (30) days after the Closing Date, the Borrowers and their Subsidiaries, as applicable, shall have entered into Control Agreements with Lloyds TSB Bank plc, in form and substance satisfactory to Agent, with respect to all accounts of the Borrowers and their UK Subsidiaries located in the United Kingdom.

(ii)           Within ninety (90) days after the Closing Date, all Accounts of the Borrowers located in the United States shall be payable to accounts at East West Bank and the Borrowers shall have entered into Control Agreements with East West Bank, in form and substance satisfactory to Agent, with respect to such accounts.

(iii)          To the extent not paid directly by the Agent, within five (5) Business Days after the Closing Date, the IFN Credit Facility shall have been paid in full and Agent shall have received evidence satisfactory to it that (A) the IFN Credit Facility has been paid off in full, (B) all Liens associated with the IFN Credit Facility have been released or discharged and (C) all accounts of the French Subsidiary with IFN Finance S.A. have been closed.

(iv)          To the extent not paid directly by the Agent, within five (5) Business Days after the Closing Date, the Lloyds Credit Facility shall have been paid in full and Agent shall have received evidence satisfactory to it that (A) the Lloyds Credit Facility has been paid off in full and (B) all Liens associated with the Lloyds Credit Facility have been released or discharged.

(v)           To the extent not paid directly by the Agent, within two (2) Business Days after the Closing Date, the Wells Fargo Credit Facility shall have been paid in full and Agent shall have received evidence satisfactory to it that (A) the Wells Fargo Credit Facility has been paid off in full and (B) all Liens associated with the Wells Fargo Credit Facility have been released or discharged.

(vi)          Within seven (7) Business Days after the Closing Date, Agent or its counsel shall have received certificates representing the Pledged Interests (as such term is defined in the Security Agreement), the Securities (as such term is defined in the UK Share Pledge) and the Charged Shares (as such term is defined in the UK Debenture) in each case with an executed stock power or powers with respect thereto endorsed in blank.

(b)           The obligation of the Lender Group (or any member thereof) to continue to provide the Borrowers with any Borrowing Base credit with respect to Eligible Finished Goods Inventory or Eligible Raw Materials Inventory stored at the locations noted in Schedule 4.5 is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below:

(i)            Within thirty (30) days after the Closing Date, Agent shall have received Collateral Access Agreements, all in form and substance satisfactory to Agent, with respect to the locations noted in Schedule 4.5 Part I.

(ii)           Within seventy-five (75) days after the Closing Date, Agent shall have received Collateral Access Agreements, all in form and substance satisfactory to Agent, with respect to the locations noted in Schedule 4.5 Part II.

If the Agent does not receive Collateral Access Agreements within the time periods noted in this Section 3.6(b), any inventory stored at such locations shall cease to be deemed “Eligible Finished Goods Inventory” or “Eligible Raw Materials Inventory,” as applicable, for purposes of determination of the Borrowing Base; provided, however, that Inventory stored at locations for which Collateral Access Agreements have not been provided may still be deemed “Eligible Finished Goods Inventory” or “Eligible Raw Materials Inventory,” as applicable, if the aggregate amount of all Inventory (including, without limitation, Eligible Finished Goods Inventory and Eligible Raw Materials Inventory) stored at any one location does not exceed $100,000 and such inventory otherwise qualifies as “Eligible Finished Goods Inventory” or “Eligible Raw Materials Inventory.”

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1           No Encumbrances. Each Borrower has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2           Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a borrowing base report submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or, if applicable, the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

4.3           Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a borrowing base report submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

4.4           Equipment. Each item of Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5           Location of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers and the UK Subsidiaries are not stored with a bailee, warehouseman, or similar party except as set forth in Schedule 4.5 and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

4.6           Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof in all material respects.

4.7           State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name and jurisdiction of organization of each Borrower and each of its Subsidiaries is set forth on Schedule 4.7(a).

(b)           The chief executive office of each Borrower and, as of the Closing Date,  each of its Subsidiaries, is located at the address indicated on Schedule 4.7(b).

(c)           Each Borrower’s and each of its Subsidiaries’ organizational identification number, if any, is identified on Schedule 4.7(c).

(d)           As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims.

4.8           Due Organization and Qualification; Subsidiaries.

(a)           Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state or jurisdiction where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b)           Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 4.8(c) is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of its organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           There are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

(e)           Other than the UK Guarantor Subsidiaries, no other UK Subsidiary has assets in excess of $5,000.

4.9           Due Authorization; No Conflict.

(a)           As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b)           As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)           Other than the filing of financing statements and the recording in the US Copyright Office or the US Patent and Trademark Office of a notice of Agent’s security interest in pertinent Intellectual Property, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)           As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)           The Agent’s Liens are validly created, perfected and first priority Liens, subject only to Permitted Liens.

4.10         Litigation. There are no material actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles) and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

4.11         No Material Adverse Change. All financial statements of Borrowers and their Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries since the date of the latest consolidated financial statements submitted to Agent on or before the Closing Date.

4.12         Fraudulent Transfer.

(a)           Each Borrower is Solvent.

(b)           No transfer of property is being made by any Borrower or any Subsidiary and no obligation is being incurred by any Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

(c)           None of the Borrowers at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the knowledge of the Borrowers, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

4.13         Employee Benefits. Except as set forth on Schedule 4.13, none of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Benefit Plan or Multiemployer Plan. Each of Borrowers, their Subsidiaries and their ERISA Affiliates have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute and has made all contributions required under the terms of each Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC. Each Plan has been maintained in all material respects with ERISA and the IRC, to the extent applicable, and other applicable law.

4.14         Environmental Condition.

(a)           The operations of the Borrowers and their respective Subsidiaries are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Authority;

(b)           There are not any existing, pending or, to the knowledge of any Borrower, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Authority directed against Borrowers or their respective Subsidiaries that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by any Borrower or any of its Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of chemicals or Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law;

(c)           With respect to permits and licenses, (i) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of any

Borrower or any of its Subsidiaries have been obtained and are in full force, and effect and no Borrower has knowledge of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) all operations of each Borrower and its Subsidiaries were constructed and have been operated in accordance with the representations and conditions made or set forth in the permit applications and the permits for each Borrower and its Subsidiaries; and (iii) each Borrower and its Subsidiaries have been operated in compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

(d)           No portion of any property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law;

(e)           All Hazardous Materials generated by each Borrower and its Subsidiaries have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws;

(f)            To the knowledge of the Borrowers and their Subsidiaries, no Person has disposed or Released any Hazardous Materials on, at, or under any property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries;

(g)           No Borrower or any of its Subsidiaries is currently operating or required to operate under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law; and

(h)           There are no underground storage tanks located on, at or under any property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries.

4.15         Intellectual Property.

(a)           Each Borrower and each Subsidiary of a Borrower owns or has a right to use all Patents, Copyrights, Trademarks and Licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 4.15 (as updated semi-annually) is a true, correct, and complete listing of Patents, Copyrights and Trademarks as to which each Borrower and each Subsidiary of a Borrower is the owner or is an exclusive licensee (collectively, the “Scheduled Intellectual Property Collateral”).

(b)           Except as set forth in Schedule 4.15:

(i)            Each Borrower and each Subsidiary of a Borrower is the sole owner or is an exclusive licensee of its Scheduled Intellectual Property Collateral, free and clear of any Lien (other than any Permitted Lien) without the payment of any monies or royalty except with respect to off-the-shelf software;

(ii)           Each Borrower and each Subsidiary of a Borrower has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect its Scheduled Intellectual Property Collateral, including, as applicable: (x) registering all Copyrights included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment, in the U.S. Copyright Office, and (y) registering all Patents and Trademarks included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment, in the United States Patent and Trademark Office;

(iii)          Each Borrower’s and each Subsidiary of a Borrower’s rights in the Scheduled Intellectual Property Collateral are valid and enforceable;

(iv)          No Borrower or Subsidiary of a Borrower has received any material demand, claim, notice or inquiry from any Person in respect of the Scheduled Intellectual Property Collateral which challenges, threatens to challenge or inquiries as to whether there is any basis to challenge, the validity of, the rights of Borrowers and their Subsidiaries in or the right of Borrowers and their Subsidiaries to use, any such Scheduled Intellectual Property Collateral, and Borrowers and their Subsidiaries know of no basis for any such challenge;

(v)           Borrowers and their Subsidiaries have not received any written notice of any violation or infringement of any proprietary rights of any other Person that could reasonably be expected to result in a Material Adverse Change;

(vi)          Borrowers and their Subsidiaries have not granted any license with respect to any Scheduled Intellectual Property Collateral to any Person; and

(vii)         Borrowers and their Subsidiaries are not pursuing any claims or causes of actions against any Person for infringement of the Scheduled Intellectual Property Collateral that could reasonably be expected to result in a Material Adverse Change.

4.16         Leases. Set forth on Schedule 4.16 is a complete and accurate list of all leases for Equipment and Real Property entered into by each Borrower or any of its Subsidiaries, showing: (i) the date on which such lease was entered into, (ii) the amount of rent due under such lease, (iii) the date on which such rent is due, and (iv) the term of such lease and any renewal or other extension options. Borrowers enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no material default by Borrowers exists under any of them. Borrowers’ Subsidiaries enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to the business of the Borrowers and their Subsidiaries, taken as a whole, and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no default material to the business of the Borrowers and their Subsidiaries, taken as a whole, by any of Borrowers’ Subsidiaries exists under any of them.

4.17         Deposit Accounts and Securities Accounts. Set forth on Schedule 4.17 is a listing of all of Borrowers’ and their Subsidiaries’ Deposit Accounts and Securities Accounts,

including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person. Subject to Section 6.12, each of the Deposit Accounts and Securities Accounts set forth on Schedule 4.17 is the subject of a Control Agreement.

4.18         Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Parent’s good faith estimate of its consolidated future performance for the periods covered thereby.

4.19         Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower and each Subsidiary of each Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20         Regulation U. No action has been taken or is currently planned by Borrowers or any of their Subsidiaries which would cause this Agreement or any of the other Loan Documents to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Agent, none of the proceeds of the Advances or the Term Loans will be used directly or indirectly for such purpose.

4.21         Taxes. Each Borrower and its Subsidiaries have timely filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by them, and each Borrower and its Subsidiaries have paid or caused to be paid to the proper authorities when due all taxes (including, without limitation, payroll and other employment related taxes) that are due and payable, except only for taxes subject to a Permitted Protest.

4.22         Compliance with Law, Etc. None of the Borrowers is in violation of its Governing Documents. No Borrower is in violation of any law (including, without limitation, any Environmental Laws), rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any term of any agreement or instrument binding on or otherwise affecting it or any of its properties, which violation could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change. No Default or Event of Default has occurred and is continuing.

4.23         Adverse Agreements, Etc. No Borrower is a party to any agreement or instrument, or subject to any Governing Document restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

4.24         Permits, Etc. Each Borrower has been, and is, in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, other than those permits, licenses, authorizations, entitlements and accelerations, the lack of which, or the failure to be in compliance with which, could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change. As of the Closing Date, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and, to the knowledge of any Borrower, there is no claim that any thereof is not in full force and effect in all material respects.

4.25         Insurance. As of the Closing Date, each Borrower and each of their respective Subsidiaries keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with similarly situated companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with similarly situated companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be required by Agent, in the exercise of its reasonable judgment (including, without limitation, against larceny, embezzlement or other criminal misappropriation and medical malpractice and professional liability insurance). Such policies are in full force and effect on the Closing Date, and no Borrower nor any of their respective Subsidiaries has received notice of cancellation with respect to any such policy.

4.26         Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Borrower or any Subsidiary of any Borrower before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower or any Subsidiary of any Borrower which arises out of or under any collective bargaining agreement which has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Borrower or any Subsidiary of any Borrower, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change or (iii) as of the Closing Date, to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Borrower or any Subsidiary of any Borrower and no union organizing activity taking place with respect to any of the employees of any Borrower or any Subsidiary of any Borrower. As of the Closing Date, no any Borrower or any Subsidiary of any Borrower has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Borrower or any Subsidiary of any Borrower have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Borrower or any Subsidiary of any Borrower on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any Borrower or any Subsidiary of any Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. As of the Closing Date, no Borrower nor any of their respective Subsidiaries is a party to any collective bargaining agreement.

4.27         Material Contracts. Each of the Borrowers has heretofore made available to Agent true and complete copies of all of the Material Contracts to which any Borrower is a party, each of which is set forth on Schedule 4.28. As of the Closing Date, to the knowledge of any Borrower, all of the Material Contracts are valid and in full force and effect (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or by general equitable principles relating to enforceability, and except to the extent any such Material Contract shall have expired in accordance with its terms), and no breach or default, or event which, with notice or lapse of time or both, would constitute a breach or default by any Borrower exists, with respect thereto. No Borrower has received any notice of cancellation or non-renewal of any of the Material Contracts. As of the Closing Date, to the knowledge of any Borrower, none of the Material Contracts nor any rights thereunder will be impaired by the consummation of the transactions contemplated by this Agreement.

4.28         Capacity. Each Borrower and each of its Subsidiaries, by reason of its own business and financial experience has the “capacity to protect its own interests” in connection with the transactions contemplated by this Agreement within the meaning of Section 25118(f)(2) and Section 25118(g) of the California Corporations Code.

4.29         Investment Company Acts. None of the Borrowers or any of its Subsidiaries is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

4.30         The IFN Credit Facility. The total outstanding amount of the IFN Credit Facility as of the Closing Date is €845,688.

4.31         The Lloyds Credit Facility. The total outstanding amount of the Lloyds Credit Facility as of the Closing Date is the sum of $968,209.49 and £808,512.14.

4.32         The Wells Fargo Credit Facility. The total outstanding amount of the Wells Fargo Credit Facility as of the Closing Date is $1,926,773.53.

5.             AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following (provided, however, that only Administrative Borrower is required to comply with Section 5.2 and Section 5.3, in each case on behalf of itself and the other Borrowers):

5.1           Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns and allowances with respect to their sales.

5.2           Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to reasonably cooperate fully with Agent to maintain a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

5.3           Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified herein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year end different from that of Parent, other than as required by applicable law.

5.4           Appraisal. Permit Agent to have the Inventory reappraised by an appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Borrowing Base.

5.5           Inspection. Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists and is continuing, with reasonable prior notice to Administrative Borrower.

5.6           Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be reasonably expected to result in a Material Adverse Change), and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any material loss or forfeiture thereof or thereunder.

5.7           Taxes. Pay or discharge, and cause each of its Subsidiaries to pay or discharge, when due, (a) all taxes, assessments and charges of any Governmental Authority (including, without limitation, F.I.C.A., F.U.T.A., state disability, and federal, state and local income taxes) levied or imposed upon it or upon its income or profits or upon any properties belonging to it (including, without limitation, the Collateral), prior to the date on which penalties attach thereto and (b) all taxes required to be withheld by it; provided, that no Borrower or Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Permitted Protest. Borrowers will and will cause their Subsidiaries to, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Borrower or

Subsidiary has made such payments or deposits. Each Borrower will timely file, and will cause its Subsidiaries to timely file, all tax returns required to be filed in connection with the payment of taxes required by this Section 5.7. No Borrower will change its federal tax employer identification number without providing not less than thirty (30) days advance written notice to Agent, or revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) given to Agent.

5.8           Insurance.

(a)           At Borrowers’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny and embezzlement. All such policies of insurance shall be in such amounts as are ordinarily maintained by Persons engaged in the same or similar businesses and with such insurance companies as are reasonably satisfactory to Agent. Other than business interruption insurance policies, Borrowers shall deliver or has delivered certificates of insurance evidencing all required coverages to Agent with an endorsement naming Agent as loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each certificate of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b)           Administrative Borrower shall give Agent prompt notice of any loss of the Collateral exceeding $100,000 covered by such insurance. Borrowers shall have the exclusive right to adjust any such losses payable under any such insurance policies which are less than $100,000. In the case of any losses of the Collateral payable under such insurance exceeding $100,000, to the extent permitted under such insurance policies, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies (other than business interruption insurance policies), without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability or business interruption insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain of Collateral, shall be paid over to Agent and applied as provided in Section 2.4(d)(ii).

5.9           Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 4.5 or in transit from one such location to another; provided, however, that Administrative Borrower may amend Schedule 4.5 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location, so long as such new location is within the original country of origin (i.e. continental United States, France, United Kingdom or Japan), and so long as, at the time of such written notification, if such location is not owned by a Borrower, the applicable Borrower provides Agent a Collateral Access Agreement with respect thereto.

5.10         Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations,

and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11         Leases. Pay, or cause to be paid, when due all rents and other amounts payable under any material leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any of its Subsidiaries’ properties and assets are bound.

5.12         Existence. At all times preserve and keep in full force and effect each Borrower’s and each of its Subsidiaries’ valid existence and good standing and any rights and franchises, in each case, material to the Borrowers’ businesses taken as a whole.

5.13         Environmental.

(a)           Keep any property owned, leased or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned, leased or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower that is not a Permitted Lien, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower which could reasonably be expected to cause a Material Adverse Change, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14         Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the facts and circumstances in which such statement was made or known by any Borrower or any Subsidiary of a Borrower to exist at the time such statement was made.

5.15         Control Agreements. Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8106, 9104, 9105, 9106, and 9107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

5.16         Assignment of Proceeds. Execute and deliver to Agent any and all additional documents that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, providing for the assignment of all proceeds to Agent arising from any license or royalty agreement entered into by any Borrower with respect to such Borrower’s General Intangibles.

5.17         Employee Benefits.

(a)           Deliver to Agent:  (i) promptly, and in any event within 10 Business Days after Borrowers or their Subsidiaries know or have reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of such Borrower or such Subsidiary describing such ERISA Event and any action that is being taking with respect thereto by Borrowers or their Subsidiaries or their ERISA Affiliates, and any action taken or threatened by the IRS, Department of Labor, or PBGC; Borrowers and Subsidiaries shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrowers or their Subsidiaries or, to the knowledge of Borrowers or their Subsidiaries, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by Borrowers or their Subsidiaries or, to the knowledge of Borrowers or their Subsidiaries or any of their ERISA Affiliates, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b)           Cause to be delivered to Agent, upon Agent’s request, each of the following:  (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrowers or their Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three Plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrowers or their Subsidiaries or any of their ERISA Affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrowers or their Subsidiaries or any of their ERISA Affiliates regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrowers or its Subsidiaries under any Retiree Health Plan.

5.18         Formation of Subsidiaries. At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (a), if such new Subsidiary is a Domestic Subsidiary, cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including, if requested by Agent, Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in any such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.18 shall be a Loan Document.

5.19         Adequate Reserves. Set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims with respect to its business, and include such reserves in its quarterly as well as year-end financial statements.

5.20         Designated Payments. Within seven (7) Business Days of the Closing Date, provide evidence satisfactory to Agent that all the Designated Payments referenced in Schedule 3.1(r) have been paid in accordance with the Designated Payments List.

6.             NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following without the prior written consent of Agent:

6.1           Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           Indebtedness evidenced by this Agreement and the other Loan Documents,

(b)           Indebtedness set forth on Schedule 4.19,

(c)           Permitted Purchase Money Indebtedness,

(d)           Indebtedness relating to letters of credit, guaranties and performance bonds of Borrower in an aggregate principal amount at any time not to exceed the lesser of (x) $1,000,000 and (y) the amount of Advances which the Borrower would be able to borrow at such time under Section 2.1(c),

(e)           other unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $250,000,

(f)            refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) through (e) of this Section 6.1 or this Section 6.1(f) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(g)           endorsement of instruments or other payment items for deposit, and

(h)           Indebtedness comprising Permitted Investments.

6.2           Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

6.3           Restrictions on Fundamental Changes.

(a)           Enter into any merger or consolidation, reorganization or recapitalization (other than any merger (x) between any Domestic Subsidiary and Parent in which Parent is the surviving corporation or (y) between two Foreign Subsidiaries) not otherwise permitted under the Loan Documents, or reclassify its Stock other than pursuant to the terms of such Stock;

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c)           Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, or

(d)           Other than Permitted Dispositions, suspend or go out of a substantial portion of its or their business.

6.4           Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

6.5           Change Name. Change any Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least 30 days’ prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

6.6           Nature of Business. Make any change in the principal nature of their business.

6.7           Prepayments and Amendments. Except in connection with a refinancing permitted by Section 6.1(e):

(a)           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or a Subsidiary of a Borrower, other than the Obligations in accordance with this Agreement,

(b)           make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c)           directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b).

6.8           Change of Control. Cause or permit, directly or indirectly, any Change of Control.

6.9           Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10         Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, by any Subsidiary to a Borrower, or by any Foreign Subsidiary to any other Subsidiary, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Stock of any Borrower, of any class, whether now or hereafter outstanding.

6.11         Accounting Methods. Modify or change their fiscal year or materially modify or change their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records in a manner that would result in said accounting firm or service bureau declining to provide Agent information regarding Borrowers’ and their Subsidiaries’ financial condition.

6.12         Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) other than Indebtedness permitted under Section 6.1 for or in connection with any Investment; provided, however, that Borrowers shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 in each of the United States, the United Kingdom, France and Japan at any one time unless Administrative Borrower and the applicable securities intermediary or bank have entered into Control Agreements (or have otherwise provided sufficient security to Agent’s satisfaction) governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrowers shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13         Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are upon fair and reasonable terms, and (b) are no less favorable to Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.14         Use of Proceeds. Use the proceeds of:  (a) the Advances for any purpose other than (i) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (ii) as of the Closing Date and thereafter, for working capital, and (iii) after the Closing Date, consistent with the terms and conditions hereof, for Borrowers’ lawful and permitted purposes, (b) the Term Loan A for any purpose other than, as of the Closing Date, to pay certain specified obligations of Borrower, including the Existing Credit Facilities, and (c) the Term Loan B for any purpose other than, as of the Closing Date and thereafter, to fund the purchase price of Permitted Acquisitions.

6.15         Inventory and Equipment with Bailees. Except as set forth on Schedule 4.5, store any Inventory or Equipment of Borrowers at any time now or hereafter with a bailee, warehouseman, or similar party without Agent’s prior written consent.

6.16         Financial Covenants.

(a)           Minimum EBITDA. Fail to achieve EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto; provided, however, that any EBITDA in excess of the amounts required in any given quarter may be used to satisfy future minimum EBITDA quarterly requirements and provided, further, that such excess shall not be applied to any quarter more than twelve (12) months following the end of the quarter as to which such excess existed:

Applicable Period	Applicable Amount

For Borrowers’ fiscal quarter ending in December 2007	$866,000

For Borrowers’ fiscal quarter ending in March 2008	$(50,000)

For Borrowers’ fiscal quarter ending in June 2008	$400,000

For Borrowers’ fiscal quarter ending in September 2008	$625,000

For Borrowers’ fiscal quarter ending in December 2008	$1,116,000

For Borrowers’ fiscal quarter ending in March 2009	$792,000

For Borrowers’ fiscal quarter ending in June 2009	$1,056,000

For Borrowers’ fiscal quarter ending in September 2009	$1,069,000

For Borrowers’ fiscal quarter ending in December 2009	$1,419,000

For Borrowers’ fiscal quarter ending in March 2010	$1,130,000

For Borrowers’ fiscal quarter ending in June 2010	$1,403,000

For Borrowers’ fiscal quarter ending in September 2010	$1,528,000

For Borrowers’ fiscal quarter ending in December 2010	$2,033,000

(b)           Debt Service Coverage Ratio. Fail to achieve a Debt Service Coverage Ratio, measured quarterly at the end of each calendar quarter, of not less than the amount set forth in the following table for the applicable period set forth opposite thereto or 1.10:1.00, whichever is less; provided, however, that any EBITDA in excess of the amounts required in any given quarter may be used to satisfy future Debt Service Coverage Ratio requirements and provided, further, that such excess shall not be applied to any quarter more than twelve (12) months following the end of the quarter as to which such excess existed:

Applicable Period	Fixed Charge Coverage Ratio

For Borrowers’ fiscal quarter ending in December 2007	0.40:1.00

For Borrowers’ fiscal quarter ending in March 2008	(0.26):1.00

For Borrowers’ fiscal quarter ending in June 2008	0.44:1.00

For Borrowers’ fiscal quarter ending in September 2008	0.85:1.00

For Borrowers’ fiscal quarter ending in December 2008	1.20:1.00

For Borrowers’ fiscal quarter ending in March 2009	0.68:1.00

For Borrowers’ fiscal quarter ending in June 2009	1.09:1.00

For Borrowers’ fiscal quarter ending in September 2009	1.09:1.00

For Borrowers’ fiscal quarter ending in December 2009	1.15:1.00

For Borrowers’ fiscal quarter ending in March 2010	1.04:1.00

For Borrowers’ fiscal quarter ending in June 2010	1.45:1.00

For Borrowers’ fiscal quarter ending in September 2010	1.62:1.00

For Borrowers’ fiscal quarter ending in December 2010	0.36:1.00

(c)           Maximum Leverage Ratio. Fail to achieve a Leverage Ratio, measured quarterly at the end of each calendar quarter, of not greater than the amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Maximum Leverage Ratio

For Borrowers’ fiscal quarter ending in December 2007	1.25:1.00

For Borrowers’ fiscal quarter ending in March 2008	1.25:1.00

For Borrowers’ fiscal quarter ending in June 2008	1.25:1.00

For Borrowers’ fiscal quarter ending in September 2008	1.25:1.00

For Borrowers’ fiscal quarters ending in December 2008 and each fiscal quarter thereafter	1.25:1.00

(d)           Capital Expenditures. Make Capital Expenditures (in the aggregate for the Borrowers and their Subsidiaries) in any fiscal year in excess of $500,000.

6.17         No Transactions Prohibited Under ERISA; Unfunded Liability.

(a)           Directly or indirectly

(i)            engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii)           permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(iii)          fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv)          terminate any Benefit Plan where such event would result in any liability of Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates under Title IV of ERISA which was not paid in connection with such termination;

(v)           fail to make any required contribution or payment to any Multiemployer Plan;

(vi)          fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(vii)         amend a Plan resulting in an increase in current liability for the Plan year such that any of Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(viii)        withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of any Borrower, any of their Subsidiaries or any of their ERISA Affiliates in excess of $100,000.

6.18         Salaries. Pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation..

6.19         Obtaining of Permits, Etc. Each Borrower will obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations, and file all reports required to be filed with any Governmental Authority, which are necessary in the proper conduct of its business, except for such permits, license, authorizations, approvals, entitlements and accreditations, the lack of which could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change.

6.20         UK Subsidiaries. Permit any UK Subsidiary, that is not a UK Guarantor Subsidiary, to have assets in excess of $5,000.

6.21         Changes to Accounts. Make any changes or modifications (including, without limitation, to the signing authority of the Agent or its designees) with respect to any Deposit Accounts or other accounts (maintained with banks or lending institutions) of the Borrowers or their Subsidiaries located in the United States, the United Kingdom or Japan; provided, however, that during an Event of Default, Agent may make any changes or modifications it deems necessary to such Deposit Accounts or accounts without the prior consent of the Borrowers or their Subsidiaries.

7.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1           If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations);

7.2           If Borrowers or any Subsidiary of any Borrower

(a)           fail to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.5, 5.8, 5.10, 5.12, 5.14, 5.16, 5.20, 6.1 through 6.17, 6.20 or 6.21 of this Agreement;

(b)           fail to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.11, or 5.15 of this Agreement and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent;

(c)           fail to perform any covenant or other agreement contained in Sections 5.2 or 5.3 and such failure or neglect is not cured within 15 days after the date on which such failure or neglect first occurs;

(d)           fail to perform any covenant or other agreement contained in Section 5.1 and such failure or neglect is not cured within 15 days after the date on which such failure or neglect first occurs; or

(e)           fail to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3           If any material portion of the assets of any Borrower or any material portion of the assets of the Borrowers and their Subsidiaries, taken as a whole, is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Subsidiary;

7.4           If an Insolvency Proceeding is commenced by any Borrower;

7.5           If an Insolvency Proceeding is commenced against any Borrower or any Subsidiary of a Borrower and any of the following events occur:  (a) the applicable Borrower or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any Subsidiary of a Borrower, or (e) an order for relief shall have been issued or entered therein;

7.6           If any Borrower or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7           If one or more judgments, orders, or awards involving an aggregate amount of $500,000 or more (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower or any Subsidiary of a Borrower or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;

7.8           If there is a default in any agreement to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower involving in an amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder;

7.9           If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Lender in connection with this Agreement or any other Loan Document by any Borrower or Subsidiary thereof or any officer, employee or director of any Borrower or such Subsidiary, proves to have been untrue in any material respect when made;

7.10         If any Acquiring Party shall breach its obligations under any of the Acquisition Documents;

7.11         If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent that perfection can be effected by the measures required to be taken under the Loan Documents for such purpose) and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

7.12         A Material Adverse Change shall have occurred; or

7.13         Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof.

8.             THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1           Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

(a)           Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)           Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d)           The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

8.2           Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.             TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as and to the extent required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.          WAIVERS; INDEMNIFICATION; RELEASE.

10.1         Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor (other than any notice required under this Agreement), notice of payment and nonpayment (other than any notice required under this Agreement), nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

10.2         The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that:  (a) so long as the Lender Group complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3         Costs and Expenses. The Borrowers shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Agent and the Lenders in connection with the Obligations, this Agreement, the Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements (including, without limitation, UCC and judgment and tax Lien searches). Without limiting the foregoing, the Borrowers shall pay all taxes (other than taxes based upon or measured by each Lender’s net income or any personal property tax), imposts, charges, duties and fees, if any, in connection with the issuance of any note described in Section 2.14, if any, and the filing and/or recording of any documents and/or financing statements.

10.4         Indemnification. In addition to the payment of expenses pursuant to Section 10.3, each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or in connection with the monitoring of Borrowers’ or their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	Emrise Corporation
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA 91730
Attn: D. John Donovan
Fax No.: (909) 354-3568

With a copy to:	Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Attn: Larry A. Cerutti, Esq.
Fax No.: (714) 546-9035

If to Agent:	GVEC Resource IV Inc.
1 Park Plaza, Suite 550
Irvine, California 92614
Attention: Peter Paul Mendel, Esq., General Counsel
Fax No.: (949) 757-0978

With a copy to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Charles D. Schmerler, Esq.
Fax No.: (212) 318-3021

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.          CHOICE OF LAW AND VENUE; JUDICIAL REFERENCE; WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a)           THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

(b)           EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN LOS ANGELES COUNTY AND OF THE FEDERAL COURTS LOCATED IN THE CENTRAL DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH BORROWER HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON IT AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY LOAN DOCUMENT AGAINST ANY BORROWER OR ITS ASSETS OR PROPERTIES IN THE COURTS OF ANY JURISDICTION WHERE SUCH BORROWER OR ITS ASSETS OR PROPERTIES MAY BE LOCATED OR IN WHICH IT OTHERWISE MAY BE SUBJECT TO JURISDICTION.

(c)           EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO (i) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS

SECTION; (ii) THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; AND (iii) ANY RIGHT IT MAY HAVE, HOWEVER ARISING, TO REMOVE OR TRANSFER ANY SUIT, ACTION OR PROCEEDING BROUGHT AGAINST IT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY LOAN DOCUMENT IN A STATE COURT OF THE UNITED STATES OF AMERICA TO ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA IF SUCH FEDERAL COURT OF THE UNITED STATES OF AMERICA WOULD NOT HAVE OR ACCEPT JURISDICTION THEREOF.

(d)           ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES CONCERNING THIS AGREEMENT AND THE MATTERS CONTEMPLATED HEREBY (EACH A “CLAIM”), ARISING IN A PROCEEDING IN CALIFORNIA STATE COURT INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF THE AGENT OR ANY LENDER, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

(e)           OTHER THAN WITH RESPECT TO ANY PROCEEDING IN THE STATE COURTS OF CALIFORNIA, EACH BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

(f)            EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE ADMINISTRATIVE BORROWER, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES

AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE LOAN DOCUMENTS. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT. EACH BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY HAND DELIVERY TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 11. EACH BORROWER SHALL TAKE SUCH ACTIONS AS ARE REASONABLE, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL FURTHER AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS AS MAY BE NECESSARY, TO FULLY IMPLEMENT AND EFFECT SUCH APPOINTMENTS AND TO CONTINUE THEM IN FULL FORCE AND EFFECT. EACH BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH BORROWER IRREVOCABLY AGREES AND UNDERTAKES TO ENTER ITS UNCONDITIONAL APPEARANCE WITHIN FORTY-FIVE (45) DAYS AFTER THE COMPLETION OF SERVICE ON THE AUTHORIZED AGENT AS PROVIDED IN THIS SECTION.

13.          ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1         Assignments and Participations.

(a)           Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $2,000,000 (except such minimum amount shall not apply to an assignment and delegation by a Lender to (x) any other Lender or an Affiliate of such Lender or a Related Fund of such Lender, (y) a group of new Lenders, each of which is an Affiliate or Related Fund of each other so long as the aggregate amount to be assigned to such group is at least $2,000,000 or (z) if as a result of such assignment such Lender shall cease to be a party hereto); provided, however, that, except as otherwise provided in Section 13.1(c) hereof, Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (y) the assignee is a Lender or an Affiliate of a Lender or a Related Fund of a Lender.

(b)           Except as otherwise provided in Section 13.1(c) hereof, from and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.4 and Section 15.11 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 16.7 of this Agreement.

(c)           Notwithstanding anything contained in this Section 13.1 to the contrary, a Lender may assign any or all of its rights hereunder to a Qualified Affiliate of such Lender or a Qualified Related Fund of such Lender without (i) providing any notice to Agent or any other Person or (ii) delivering an executed Assignment and Acceptance to Agent; provided, however, that (x) Borrowers and Agent may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to Agent, (y) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent or any other Person shall not affect the legality, validity or binding effect of such assignment, and (z) an Assignment and Acceptance between an assigning Lender and its Qualified Affiliate or Qualified Related Fund shall be effective as of the date specified in such Assignment and Acceptance.

(d)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e)           Immediately upon Agent’s receipt of any processing fee payment (if required) and the fully executed Assignment and Acceptance (or, in the case of an assignment from a Lender to one or more of its Qualified Affiliates or Qualified Related Funds pursuant to Section 13.1(c), upon the effective date specified in such Assignment and Acceptance), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(f)            Any Lender may at any time, without the consent of the Borrowers, sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitments, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and such Originating Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Subject to Section 15.11(g), the Borrowers agree that each Participant shall be entitled to be benefits of Section 15.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 13.1. The provisions of this Section 13.1(f) are solely for the benefit of the Lender Group, and Borrowers shall not have any rights as third party beneficiaries of any such provisions.

(g)           In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

(h)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or any other Person, including, without limitation, as provided in Section 2.15, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(i)            Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lenders and the Commitments of, and the principal amount of the Advances and the Term Loans (and stated interest thereon) owing to, each Lender from time to time. Subject to the last sentence of this Section 13.1(i), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable notice. In the case of an assignment to a Qualified Affiliate or Qualified Related Fund pursuant to Section 13.1(c) as to which an Assignment and Acceptance is not delivered to Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register (the “Related Party Register”) comparable to the Register on behalf of Borrowers.

(j)            A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Agent and Borrowers shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

13.2         Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14.          AMENDMENTS; WAIVERS.

14.1         Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and Administrative Borrower (on behalf of all Borrowers), do any of the following:

(a)           increase or extend any Commitment of any Lender,

(b)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)           reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)           change the Pro Rata Share that is required to take any action hereunder,

(e)           amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)            other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g)           change the definition of “Required Lenders” or “Pro Rata Share”,

(h)           contractually subordinate any of the Agent’s Liens,

(i)            release any Borrower from any obligation for the payment of money,

(j)            change the definition of Borrowing Base, any of the definitions used therein, the definition of “Maximum Revolver Amount,” the definition of “Term Loan Amount,” or Sections 2.1, 2.2 or 2.4(b), or

(k)           amend any of the provisions of Section 15

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

14.2         No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.          AGENT; THE LENDER GROUP.

15.1         Appointment and Authorization of Agent. Each Lender hereby designates and appoints GVECR as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than Section 15.11) are solely for the benefit of Agent, and the Lenders, and Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that GVECR is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make portions of the Loans, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2         Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3         Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

15.4         Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the requisite Lenders as it deems appropriate and until such instructions are received, Agent shall refrain from acting as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5         Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable.

15.6         Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

15.7         Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make any portion of a Loan or any other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including reasonable fees and expenses of attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8         Agent in Individual Capacity. GVECR and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though GVECR were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, GVECR or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other

Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include GVECR in its individual capacity.

15.9         Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders (or such shorter period agreed to by the Agent and the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the effective date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10       Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11       Withholding Taxes.

(a)           Subject to clause (h) below, any and all payments to a Lender or Agent made by or on account of any Obligation shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature, and all liabilities with respect thereto (including penalties, interest and additions to tax), excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of such Lender or Agent, respectively, by the jurisdiction in which such Lender or

Agent, as the case may be, is organized or maintains a lending office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions and liabilities being hereinafter collectively referred to as “Taxes”).

(b)           In addition, each Borrower agrees to pay any present or future stamp, documentary, sales, transfer, excise, mortgage recording, or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation, registration or filing of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If any Borrower shall be required to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable hereunder or under any other Loan Document to any Lender or Agent, then, subject to clause (h) below:

(i)            the amount so payable shall be increased so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable pursuant to this Section 15.11), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made,

(ii)           such Borrower shall make such deductions or withholdings,

(iii)          such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and

(iv)          within ten (10) days thereafter, such Borrower shall send Agent (and the applicable Lender) the original or a certified copy of a receipt (or, if the original or a certified copy is not available, such other documentation as shall be satisfactory to Agent and the applicable Lender) evidencing payment of the amount or amounts so deducted or withheld.

(d)           Subject to clause (h) below, the Borrowers hereby jointly and severally indemnify and agree to hold each Lender and Agent harmless on an after-tax basis from and against the full amount of any and all Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 15.11) paid by such Lender or Agent and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under this indemnification shall be made within ten (10) days from the date on which any Lender or Agent makes written demand therefor.

(e)           Subject to clause (h) below, in the event that by reason of any law, regulation or requirement or in the interpretation or administration thereof by any Governmental Authority, whether or not having the force of law, any Lender (or its applicable lending office) shall, with respect to any Loan or Loan Document, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (except for changes in the tax on the net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender is organized or maintains a lending office), and if any such measures or any other similar measure shall result in an increase in the cost to such Lender of making or maintaining any Loan or in a reduction in the amount of any sum receivable by such Lender in respect thereof, then such Lender shall promptly notify the Borrowers stating the reasons therefor. The Borrowers shall thereafter pay to such Lender, upon demand and as additional consideration hereunder, such additional amount or amounts as shall fully compensate such Lender on an after-tax basis for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Lender to the Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

(f)            Each Lender that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to the Borrowers and Agent (or, in the case of an assignment that is not disclosed to Agent or the Borrowers in accordance with Section 13.1(c), solely to the assigning Lender and not to Agent or the Borrowers) two (2) copies of each applicable IRS Form W-8BEN, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income tax under Section 871(h) or Section 881(c) of the IRC, such Non-U.S. Lender hereby represents and warrants that such Non-U.S. Lender is (A) not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the IRC and (C) not a controlled foreign corporation receiving interest from a related person within the meaning of Section 864(d)(4) of the IRC, and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to the Borrowers (or, in the case of an assignment that is not disclosed to Agent in accordance with Section 13.1(c), solely to the assigning Lender and not to Agent or the Borrowers), with notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. Each Non-U.S. Lender shall notify the Borrowers (or, in the case of an assignment that is not disclosed to Agent or the Borrowers in accordance with Section 13.1(c), solely to the assigning Lender and not to Agent or the Borrowers) at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 15.11, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 15.11(f) that such Non-U.S. Lender is not legally able to deliver.

(g)           Each Person that shall become a Participant pursuant to Section 13.1(f) above shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the applicable forms required pursuant to clause (f) above, and shall be deemed to make the representations and warranties set forth in subclauses (A) - (C) of clause (f) above, provided that the obligations of such Participant, pursuant to this clause (g), shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms and make such representations and warranties to the Lender from which the related participation shall have been purchased.

(h)           Notwithstanding anything in this Section 15.11 to the contrary, the Borrowers shall not be required to pay additional amounts pursuant to clause (c)(i) above to any Lender or Agent on account of any Taxes collected by means of withholding at the source (“Withholding Taxes”) or to indemnify any Lender or Agent pursuant to clause (d) above on account of any Withholding Taxes, unless such Withholding Taxes would not have arisen but for (i) any failure by a Borrower or its representative to qualify as a “United States person” as defined in Section 7701(a)(30) of the IRC, (ii) any payment to a Lender or Agent made by or on account of any Obligation having been made through an account or branch outside the United States, (iii) any other act or omission to act of a Borrower or its representative or (iv) a breach of any representation, warranty or covenant made by a Borrower in this Agreement.

(i)            If a Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 15.11, then such Lender or Agent shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a lending office from a different jurisdiction (if such a lending office exists) so as to eliminate or reduce any such additional payments by such Borrower which may accrue in the future if such designation in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not, in the sole determination of such Lender or Agent, as the case may be, otherwise disadvantageous to such Lender or Agent.

(j)            If Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 15.11, it shall pay to the Borrowers, to the extent permitted by applicable law, the net amount of any such refund (including any interest paid thereon by such Governmental Authority) after deducting taxes and other expenses attributable thereto and any taxes which Agent or such Lender is required to withhold from the payment to the Borrowers; provided, that no Default which if not cured would become an Event of Default or Event of Default is continuing, and provided further, that the Borrowers, upon the request of Agent or such Lender, shall promptly repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.

(k)           If any Borrower fails to perform any of its obligations under this Section 15.11, the Borrowers shall indemnify Agent, Lenders and/or each Participant for any taxes, interest or penalties that may become payable as a result of any such failure. The agreements and obligations of the Borrowers under this Section 15.11 shall survive the termination of this Agreement and the payment of the Loans and all other Obligations and all other amounts payable hereunder.

15.12       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)           Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13       Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any Deposit Accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14       Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Division 8 or Division 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15       Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16       Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17       Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the books and records of Borrowers and their Subsidiaries, as well as on representations of Borrowers’ personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18       Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19       No Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney of Agent or any Lender, shall be liable to a Borrower or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

16.          GENERAL PROVISIONS.

16.1         Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

16.2         Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3         Interpretation. Neither this Agreement or any of the other Loan Documents nor any uncertainty or ambiguity herein or therein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto and thereto. Time is of the essence in Borrowers’ payment and performance of the Obligations.

16.4         Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5         Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.6         Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7         Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 16.7, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender or Agent shall:  (y) notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and (z) notify all other Persons described in clause (a) above that they are bound by, the provisions of this Section 16.7. The provisions of this Section 16.7 shall survive the payment in full of the Obligations.

16.8         Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.9         Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to portions of the Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain portions of the Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

16.10       Compliance With USA Patriot Act. Agent is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act Agent is required to obtain, verify and record information that identifies Borrower and certain of its Affiliates, which information includes the name and address of Borrower and these Affiliates and other information that will allow Agent to identify Borrower and these Affiliates in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

EMRISE CORPORATION

By:	/S/ D. JOHN DONOVAN
Name:	D. JOHN DONOVAN
Title:	V.P. of Finance & Administration

EMRISE ELECTRONICS CORPORATION

By:	/S/ D. JOHN DONOVAN
Name:	D. JOHN DONOVAN
Title:	Secretary & Treasurer

CXR LARUS CORPORATION

By:	/S/ D. JOHN DONOVAN
Name:	D. JOHN DONOVAN
Title:	Secretary & Treasurer

RO ASSOCIATES INCORPORATED

By:	/S/ D. JOHN DONOVAN
Name:	D. JOHN DONOVAN
Title:	Secretary & Treasurer

GVEC RESOURCE IV INC., as Agent

By:	/S/ ROBERT J. ANDERSON
Name:	Robert J. Anderson
Title:	Authorized Signatory

By:	/S/ PETER PAUL MENDEL
Name:	Peter Paul Mendel
Title:	Authorized Signatory

GVEC RESOURCE IV INC., as a Lender

By:	/S/ ROBERT J. ANDERSON
Name:	Robert J. Anderson
Title:	Authorized Signatory

By:	/S/ PETER PAUL MENDEL
Name:	Peter Paul Mendel
Title:	Authorized Signatory

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                between                                 “Assignor”) and                         (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.             In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Revolver Commitment, the Term Loan A Commitment, and the Term Loan B Commitment, all as specified on Annex I.

2.             The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Advances and Term Loans assigned hereunder, as reflected by the Register.

3.             The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms required under Section 15.11 of the Credit Agreement as prescribed by the IRS certifying as to

EXHIBIT A-1 - 1

the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement.]

4.             Following the execution of this Assignment Agreement by the Assignor and Assignee, it will be delivered by the Assignor (if required by the Credit Agreement) to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution hereof by the Assignor and the Assignee, the payment by Assignor or Assignee to Agent for Agent’s sole and separate account of a processing fee in the amount of $5,000 (if required by the Credit Agreement), and the receipt of any required consent of the Agent, (b) the Settlement Date specified on Annex I, and (c) the receipt by Assignor of the Purchase Price specified in Annex I.

5.             Upon recording by the Agent, as of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 16.7 of the Credit Agreement.

6.             Upon recording by the Agent, from and after the Settlement Date, the Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor the Purchase Price (as set forth on Annex I) of the principal amount of any outstanding loans under the Credit Agreement and the other Loan Documents. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.             This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.             THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

EXHIBIT A-1 - 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By:
Name:
Title:

ACCEPTED THIS DAY OF

GVEC RESOURCE IV INC.
as Agent

By:
Name:
Title:

EXHIBIT A-1 - 3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: EMRISE CORPORATION and each of its Subsidiaries party to the Credit Agreement described below.

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of November 30, 2007, by and among Borrowers, the lenders from time to time a party thereto (the “Lenders”), and GVEC Resource IV Inc., a company organized under the laws of the British Virgin Islands, as the arranger and administrative agent for the Lenders

3.	Date of Assignment Agreement:

4.	Amounts:

	a.	Assigned Amount of Revolver Commitment	$
	b.	Assigned Amount of Term Loan A	$
	c.	Assigned Amount of Term Loan B	$
	d.	Assigned Amount of Term Loan B Commitment	$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT A-1

EXHIBIT B-1

FORM OF BORROWING BASE CERTIFICATE

GVEC Resource IV Inc., as Agent
under the below referenced Credit Agreement
1 Park Plaza, Suite 550
Irvine, California 92614
Attention:  Peter Paul Mendel, Esq., General Counsel

Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of November 30, 2007, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), GVEC Resource IV Inc., a company organized under the laws of the British Virgin Islands, as the arranger and administrative agent for the Lenders (“Agent”), EMRISE CORPORATION, a Delaware corporation (“Parent”), and each of its Subsidiaries party thereto.

The undersigned, Emrise Corporation (“Administrative Borrower”), pursuant to Schedule 5.2 of the Credit Agreement, hereby certifies to Agent that the items set forth on Annex I hereto, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

[Includes form attached]

EXHIBIT B-1

1

IN WITNESS WHEREOF, this Borrowing Base Certificate is executed by the undersigned this           day of                                      ,                     .

EMRISE CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-1

2

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

To:          GVEC Resource IV Inc., as Agent
under the below referenced Credit Agreement
1 Park Plaza, Suite 550
Irvine, California 92614
Attention:  Peter Paul Mendel, Esq., General Counsel

Re:          Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of November 30, 2007, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), GVEC Resource IV Inc., a company organized under the laws of the British Virgin Islands, as the arranger and administrative agent for the Lenders (“Agent”), EMRISE CORPORATION, a Delaware corporation (“Parent”), and each of its Subsidiaries party thereto. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.3 of the Credit Agreement, the undersigned officer of Parent hereby certifies that:

1.             The consolidated financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes or as set forth on Schedule 1), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.

2.             Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.3 of the Credit Agreement.

3.             Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrowers have taken, are taking, or propose to take with respect thereto.

4.             The representations and warranties of Borrowers set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof

EXHIBIT C-1 - 1

(except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5.             Parent and its Subsidiaries are in compliance with the applicable covenants contained in Section 6.16 of the Credit Agreement as demonstrated on Schedule 4 hereof and as calculated on Schedule 5 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this             day of                            ,                  .

EMRISE CORPORATION,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C-1 - 2

SCHEDULE 4

Financial Covenants

1.             Minimum EBITDA.

Parent’s and its Subsidiaries’ EBITDA, measured on a quarter-end basis, for the period of                    consecutive fiscal quarters ending                 ,                    is $                  , which amount [is/is not] greater than or equal to the amount set forth in Section 6.16(a) of the Credit Agreement on the date of measurement.

2.             Debt Service Coverage Ratio.

Borrower’s and its Subsidiaries’ Debt Service Coverage Ratio, measured for the fiscal quarter ending                  , is          1:00, which ratio [is/is not] greater than or equal to the ratio set forth in Section 6.16(b) of the Credit Agreement on the date of measurement.

3.             Maximum Leverage Ratio.

Borrower’s and its Subsidiaries’ Leverage Ratio, measured for the fiscal quarter ending                  , is            :1.00, which ratio [is/is not] less than or equal to the ratio set forth in Section 6.16(c) of the Credit Agreement on the date of measurement.

4.             Capital Expenditures.

Parent’s consolidated Capital Expenditures during Parent’s fiscal year most recently ended is                   , which [is/is not] less than or equal to the amount set forth in Section 6.16(d) of the Credit Agreement for the corresponding period.

SCHEDULE 4

Schedule B-1

Commitments

Lender	Loan Commitment	Total Commitment
Revolver Lenders:
GVEC Resource IV Inc.	$7,000,000	$7,000,000
Term Loan A Lenders:
GVEC Resource IV Inc.	$6,000,000	$6,000,000
Term Loan B Lenders:
GVEC Resource IV Inc.	$10,000,000	$10,000,000
All Lenders:	$23,000,000	$23,000,000

SCHEDULE B-1 - 1

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquiring Party” means the Borrower that consummates the acquisition constituting a Permitted Acquisition.

“Acquisition Documents” means, collectively, all documents evidencing, securing or otherwise pertaining to a Permitted Acquisition.

“Administrative Borrower” has the meaning specified therefor in Section 16.9.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to be an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent under the Loan Documents.

“Aggregate Term Loan Exposure” means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Term Loans and (b) any remaining Term Loan B Commitments for which Borrowings under Section 2.2(b) have not been made.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

SCHEDULE 1.1 - 1

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means at any time the rate of interest most recently published in the “Money Rates” column of the Wall Street Journal as the “prime rate,” or if at any time such rate is for any reason unavailable, the rate of interest most recently announced by Bank of America, N.A., or such other major U.S. bank as selected by the Agent, as its “prime rate.”

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of: (a) Advances made on the same day by one or more Lenders with a Revolver Commitment (or Agent on behalf thereof), or (b) a Term Loan made on the same day by the one or more Lenders with a Term Loan Commitment (or Agent on behalf thereof).

“Borrowing Base” means, as of any date of determination, the result of:

(a)           85% of the amount of Eligible Accounts, plus

(b)           50% of the value of Eligible Finished Goods Inventory not to exceed
$1,500,000, plus

(c)           10% of the value of Eligible Raw Materials Inventory not to exceed
$600,000, minus

(d)           the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California.

SCHEDULE 1.1 - 2

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper or other money market instruments maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a short term debt rating of A-1 or P-1, or better, or a long term debt rating of BBB or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank which has a rating of A or A2, or better, from S&P or Moody’s, or (ii) constituting certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among the Administrative Borrower or one of its Subsidiaries, Agent and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Closing Date” means the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 with respect to the initial Loan either has been satisfied or has been waived.

“Closing Date Projections” means the set of Projections of Parent and the Borrowers in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

SCHEDULE 1.1 - 3

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower or any of its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of Borrower’s or any of its Subsidiaries books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of or to Borrowers or any of their Subsidiaries.

“Combined” shall mean, as the context requires, financial information of Borrowers combined in accordance with GAAP.

“Combined Capital Base” shall mean (x) the sum of (i) Stockholders’ Equity and (ii) Subordinated Debt, less any receivables from Affiliates that are not Borrowers appearing on the Borrowers’ balance sheet as of the date such calculation is made (other than receivables from Affiliates arising in the ordinary course of business).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments, their Term Loan B Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule B-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts shall be reduced by any portion of the applicable Loan made by such Lender or Lenders, as applicable, and as such amounts may be: (x) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 and (y) reduced from time to time as required by Section 2.4(e).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement or other arrangement, in form and substance reasonably satisfactory to Agent, executed and delivered by the Administrative

SCHEDULE 1.1 - 4

Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debt Service Coverage Ratio” means, for any period, the ratio of (i) EBITDA less cash taxes to (ii) cash Interest Expense, plus payments of principal actually made or scheduled to be made with respect to Indebtedness (including principal payments on the Term Loans under the Agreement), plus dividends and distributions.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances (or the Term Loan, if applicable) that are Base Rate Loans (inclusive of the margin applicable thereto described in Section 2.6(a)).

“Department of Labor” means the United States Department of Labor.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule C-1.

“Designated Account Bank” has the meaning specified therefor in Schedule C-1.

“Designated Payments” has the meaning specified therefor in Schedule 3.1(r).

“Designated Payments List” has the meaning specified therefor in Schedule 3.1(r).

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollars” or “$” means United States dollars.

SCHEDULE 1.1 - 5

“Domestic Subsidiary” means any Subsidiary of a Borrower which is not a Foreign Subsidiary.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus interest income and extraordinary gains (including gains on sale of assets) plus interest expense, Income Tax Expense, depreciation and amortization, in each case, as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts created by an Eligible Credit Party in the ordinary course of its business, that arise out of its sale of goods, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a)           Accounts that an Account Debtor located in the United States has failed to pay within 90 days of the original invoice date or accounts than an Account Debtor located in the United Kingdom has failed to pay within 90 days after the end of the month during which the Account was created,

(b)           Accounts owed by an Account Debtor (or any Affiliate of such Account Debtor) where 37.5% or more of all Accounts owed by that Account Debtor (or any such Affiliate) are deemed ineligible under clause (a) above,

(c)           Accounts with respect to which the Account Debtor is an employee, Affiliate or agent of Borrower,

(d)           Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)           Accounts that are not payable in Dollars, Euros or Pounds Sterling, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

(f)            Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or the United Kingdom, or (ii) is not organized under the laws of the United States or any state thereof or under the laws of the United Kingdom, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent,

SCHEDULE 1.1 - 6

(g)           Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

(h)           Accounts that arise out of the rendering of services by any Person, other than services provided by an Eligible Credit Party to customers of the Eligible Credit Party (i) with of value of less than $10,000, or (ii) with a value in excess of $10,000 if the customer has acknowledged in writing that such services have been completed prior to invoicing by the Eligible Credit Party and provided that the Eligible Credit Party confirms to Agent on a monthly basis that evidence of such acknowledgements exist and makes available such acknowledgements to Agent upon request of Agent,

(i)            Accounts with respect to which the Account Debtor is a creditor of any Borrower or any Subsidiary thereof, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such right of setoff or disputed obligation,

(j)            Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceeds 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts in the aggregate, to the extent of the obligations owing by such Account Debtor in excess of such percentage,

(k)           Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower or any Subsidiary thereof has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)            Accounts not paid by the applicable Account Debtor and for which a credit memo has been issued no earlier than 60 days following the original due date of the applicable invoice,

(m)          Accounts, the collection of which, Agent, in its Permitted Discretion, has notified Borrower that Agent believes to be doubtful by reason of the Account Debtor’s financial condition,

(n)           Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(o)           Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor,

(p)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Eligible Credit Party of the subject contract for goods, or

(q)           Accounts for which the applicable Eligible Credit Party has executory performance obligations or which have acceptance criteria, until such time as such performance obligations or acceptance criteria have been completed, accepted or waived, as applicable.

SCHEDULE 1.1 - 7

“Eligible Credit Party” means the Borrowers and each UK Guarantor Subsidiary.

“Eligible Inventory” means Eligible Finished Goods Inventory and Eligible Raw Materials Inventory.

“Eligible Finished Goods Inventory” means Inventory of an Eligible Credit Party consisting of first quality finished goods held for sale in the ordinary course of Borrower’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)           Borrower does not have good, valid, and marketable title thereto,

(b)           it is not located at one of the locations in the continental United States or the United Kingdom set forth on Schedule E-1 (or in-transit to any such location),

(c)           it is located on real property leased by Borrower or in a contract warehouse, in each case, unless (subject to Section 3.6(b)) it is subject to a Collateral Access Agreement executed by the lessor, or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(d)           it is not subject to a valid and perfected first priority Agent’s Lien,

(e)           it consists of goods returned or rejected by Borrower’s customers until such time as product is deemed to be saleable through a reasonable quality inspection process,

(f)            it consists of goods that are encumbered by a purchase money Lien,

(g)           it consists of goods that have been characterized as obsolete or slow moving consistent with each Borrower’s policy of recording obsolete or slow moving inventory, which policy is in accordance with GAAP,

(h)           it is not covered by insurance acceptable to the Agent for full replacement value,

(i)            Borrower fails to cause Agent to receive timely an appraisal of Borrower’s Inventory in accordance with the provisions of this Agreement, the results of which shall be satisfactory to Agent in its sole discretion, or

(j)            Borrower fails to provide to Agent, in form and substance acceptable to the Agent in its sole discretion, detailed reporting on Eligible Inventory such that it can be distinguished from other Inventory that does not meet the criteria set forth above; provided, however, if Borrower fails to provide to Agent, in form and substance acceptable to the Agent in its sole discretion, detailed reporting on Eligible Inventory such that Eligible Inventory can be

SCHEDULE 1.1 - 8

distinguished from other Inventory as required by Section 5.2, then on the date that such report is due and thereafter, the amount of the Eligible Inventory shall be zero.

“Eligible Raw Materials Inventory” means Inventory as to which the following is applicable:  (i) such Inventory does not qualify as Eligible Finished Goods Inventory solely because the Inventory does not consist of finished goods held for sale in the ordinary course of Borrower’s business, and (ii) such Inventory consists of first quality raw materials held for use in producing goods in the ordinary course of Borrower’s business.

“Eligible Transferee” means any Affiliate (other than individuals) of a Lender and any Lender’s Related Funds, and during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any existing, pending or threatened action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, inquiry, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower or any of their predecessors in interest, (b) from any assets, properties, or businesses of any Subsidiary of a Borrower (or any predecessor in interest of such Subsidiary)  material to the business of Borrowers and their Subsidiaries, taken as a whole, (c) from adjoining properties or businesses, or (d) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower or any of their predecessors in interest, including any claim for personal injury, property damage, damage to natural resources, remediations, or similar costs or expenses incurred or asserted by any Person pursuant to Environmental Law.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“Environmental Liabilities” means all liabilities, responsibilities, claims, suits, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or

SCHEDULE 1.1 - 9

consultants, and costs of remediation, removal, response, abatement, clean-up, monitoring, investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower or ERISA Affiliates from a Benefit Plan during a Plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan, (g) providing any security to any plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates, or (h) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA.

“Euro and €” means the single, unified, lawful currency of those member states of the European Union participating in the Economic and Monetary Union.

“Event of Default” has the meaning specified therefor in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

SCHEDULE 1.1 - 10

“Extraordinary Receipts” means any Collections received by any Borrower or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii) hereof), including (a) pension plan reversions, (b) proceeds of insurance (including proceeds of the key man life insurance policies), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement.

“Existing Credit Facilities” means those certain credit facilities entered into by the Borrowers and each of Wells Fargo Bank, National Association (acting through its Wells Fargo Business Credit operating division) and Lloyds TSB Bank plc.

“Fee Letter” means that certain fee letter among Borrowers and Agent, in form and substance satisfactory to Agent.

“Foreign Subsidiary” means any Subsidiary of a Borrower which is organized under the laws of a jurisdiction other than the United States of America or any state or Governmental Authority thereof.

“French Bank Account Pledge Agreement” means a bank account pledge agreement, in form and substance satisfactory to Agent, executed by the French Subsidiary, the applicable French account bank and Agent and delivered to Agent.

“French Guaranty” means a guaranty agreement, in form and substance satisfactory to Agent, executed by each French Subsidiary and delivered to Agent.

“French Pledge Over Going Concerns” means a pledge agreement, in form and substance satisfactory to Agent, executed by the French Subsidiary and delivered to Agent.

“French Security Documents” means the French Share Pledge, the French Pledge Over Going Concerns, the French Bank Account Pledge Agreement and the French Guaranty.

“French Share Pledge” means a share pledge agreement, in form and substance satisfactory to Agent, executed by each owner of a French Subsidiary and delivered to Agent.

“French Subsidiary” means any Subsidiary of Borrower incorporated in France.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal,

SCHEDULE 1.1 - 11

administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means French Subsidiary, UK Subsidiary and XCEL Japan, Ltd.

“GVECR” means GVEC Resource IV Inc., a company organized under the laws of the British Virgin Islands.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or polychlorinated biphenyls.

“IFN Credit Facility” means that certain credit facility entered into by the French Subsidiary and IFN Finance S.A.

“Income Tax Expense” means, with respect to any Person for any period of determination, all provisions for federal, state, local and foreign taxes based on the net income or profits of such Person (including, without limitation, franchise taxes, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for such Person in accordance with GAAP.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (e) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.4.

“Indemnified Person” has the meaning specified therefor in Section 10.4.

“Individual Lender Term Loan Exposure” means, for a particular Term Loan Lender, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of such Term Loan Lender’s portions of the Term Loans and (b) if a Term Loan B lender, such Lender’s remaining Term Loan B Commitment for which Borrowings under Section 2.2(b) have not been made.

SCHEDULE 1.1 - 12

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property Collateral” has the meaning specified therefor in the Security Agreement.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, relocation and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time (or any successor statute thereof).

“IRS” means the United States Internal Revenue Service.

“Japanese Guaranty” means a guaranty agreement, in form and substance satisfactory to Agent, executed by XCEL Japan Ltd. and delivered to Agent.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges reasonably paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax Lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations), including the cost of real estate surveys, real estate title policies and endorsements,

SCHEDULE 1.1 - 13

and environmental audits, in each case to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement,  (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower arising under the Loan Documents, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable fees and expenses of attorneys, accountants, consultants, and other advisors incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Leverage Ratio” means, with respect to Borrowers for any date of calculation, (i) all of the Obligations of Borrowers under the Agreement to (ii) the Combined Capital Base.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Lloyds Credit Facility” means that certain credit facility entered into by certain of the UK Subsidiaries and Lloyds TSB Bank plc (or its affiliates).

“Loan” means an Advance or either of the Term Loans, as the context reasonably requires.

SCHEDULE 1.1 - 14

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, any Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, the Intellectual Property Security Agreement, the Warrant Agreement, the UK Security Agreements, the French Security Agreements, the Japanese Guaranty, the McDermott Subordination Agreement, the Yost Subordination Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with the Agreement.

“Loans” mean one or more of the following, as the context reasonably requires: the Advances, the Term Loan A and the Term Loan B.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers or any of its Subsidiaries, (b) a material impairment of a Borrower’s or a Subsidiary’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Material Contracts” means collectively (x) each of the contracts listed on Schedule 4.28 and (y) any other contract entered into by a Borrower, the termination or non-renewal of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 3.3(a).

“Maximum Revolver Amount” means $7,000,000.

“McDermott Subordination Agreement” means a subordination agreement, in form and substance satisfactory to Agent, executed by the Borrowers and Noel McDermott and delivered to Agent.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) of ERISA) to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or has been obligated to make, contributions on behalf of participants who are or were employed by any of them, other than a plan described in Section 4(b)(4) of ERISA, or with respect to which Borrower or any ERISA Affiliate has any liability, contingent or otherwise.

“Net Cash Proceeds” means, with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or

SCHEDULE 1.1 - 15

indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

“Non-U.S. Lender” has the meaning specified therefor in Section 15.11(f).

“Obligations” means all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in the Agreement or in the other Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Other Taxes” has the meaning specified therefor in Section 15.11(b).

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(f).

“Patent” has the meaning specified therefor in the Security Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“PBGC” means Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor entity.

SCHEDULE 1.1 - 16

“Permitted Acquisition” means an acquisition by a Borrower which satisfies the conditions of Section 3.2(b), unless one or more of such conditions have been waived by Agent in Agent’s sole discretion, and in such case, only to the extent of such waiver.

“Permitted Discretion” means a determination made honestly in fact and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment, Inventory and other fixed assets (other than Real Property) that are substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or its Subsidiaries effected in the ordinary course of business or owing to a Borrower or its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries, (e) Investments by any Foreign Subsidiary in a Parent or Domestic Subsidiary, (f) Investments by any Foreign Subsidiary in another Foreign Subsidiary, (g) Investments by any Borrower in another Borrower, and (h) Permitted Acquisitions.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule D-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, and (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll

SCHEDULE 1.1 - 17

taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, in reasonable detail and accompanied by a statement of underlying assumptions.

“Pro Rata Share” means:

(a)           with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, (x) prior to the Revolver Commitment being reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolver Commitment by (ii) the aggregate Revolver Commitments of all Lenders, and (y) from and after the time that the Revolver Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate principal amount of such Lender’s Advances by (ii) the aggregate principal amount of all Advances,

(b)           with respect to a Term Loan Lender’s obligation to make a Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (x) such Lender’s Individual Lender Term Loan Exposure by (y) the Aggregate Term Loan Exposure, and

(c)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, plus such Lender’s Individual Lender Term Loan Exposure by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the Aggregate Term Loan Exposure; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s Individual Lender Term Loan Exposure by (B) the principal amount of all outstanding Advances plus the Aggregate Term Loan Exposure.

SCHEDULE 1.1 - 18

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Affiliate” is an Affiliate that is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations.

“Qualified Related Fund” is a Related Fund that is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations.

“Rating Agencies” has the meaning specified therefor in Section 2.15.

“Real Property” means any real property hereafter acquired by any Borrower and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified therefor in Section 13.1(i).

“Registered Loan” means a loan recorded on the Register (or Related Party Register) pursuant to Section 13.1(i).

“Registered Note” has the meaning specified therefor in Section 2.14.

“Related Fund” means a fund or account managed by a Lender or an Affiliate of a Lender or its investment manager.

“Related Party Register” has the meaning specified therefor in Section 13.1(i).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.17.

SCHEDULE 1.1 - 19

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Required Lenders” means, at any time, Lenders whose Pro Rata Share aggregate 50.1% or more, as determined pursuant to clause (c) of the definition of “Pro Rata Share.”

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule B-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Revolver Lenders” means those Lenders designated as having a Revolver Commitment on Schedule B-1.

“Revolver Maturity Date” has the meaning specified therefor in Section 3.3(b).

“Revolver Renewal Fee” has the meaning specified therefor in Section 3.3(b).

“Revolver Renewal Notice” has the meaning specified therefor in Section 3.3(b).

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“Scheduled Intellectual Property Collateral” has the meaning set forth in Section 4.15.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers and its Subsidiaries to Agent.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

SCHEDULE 1.1 - 20

“Stock Pledge Agreement” means a pledge agreement by and among Agent, on the one hand, and the owners of 100% of the outstanding Stock of Borrower, on the other, in form and substance satisfactory to Agent.

“Stockholders’ Equity” shall mean the Combined capital surplus and retained earnings of Borrowers, subject to intercompany eliminations and reduced by the outstanding amount of any note received by Borrowers in payment for Stock, all as determined in accordance with GAAP.

“Subordinated Debt” shall mean any Indebtedness of Borrowers as to which the subordinated creditor has agreed in writing on terms acceptable to the Required Lenders in their sole discretion to be subordinate and junior in right of payment to the rights of the Lender Group with respect to the Obligations under this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Taxes” has the meaning specified therefor in Section 15.11(a).

“Term Loans” means, collectively, the Term Loan A and the Term Loan B.

“Term Loan A” has the meaning specified therefor in Section 2.2(a).

“Term Loan A Amount” means, as of any date of determination, the outstanding principal amount of Term Loan A.

“Term Loan A Commitment” means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule B-1.

“Term Loan A Lenders” means those Lenders designated as having a Term Loan A Commitment on Schedule B-1.

“Term Loan B” has the meaning specified therefor in Section 2.2(b).

“Term Loan B Amount” means, as of any date of determination, the outstanding principal amount of Term Loan B.

“Term Loan B Commitment” means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule B-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts shall be reduced by any portion of the Term Loan B made by such Lender or Lenders, as applicable, and as such amounts: (x) may be reduced or increased

SCHEDULE 1.1 - 21

from time to time pursuant to assignments made in accordance with the provisions of Section 13.1; and (y) reduced from time to time as required by Section 2.4(e).

“Term Loan B Commitment Expiry Date” means May 30, 2009.

“Term Loan B Commitment Period” means the period of time commencing on the Closing Date and ending on the Term Loan B Commitment Expiry Date.

“Term Loan B Lenders” means those Lenders designated as having a Term Loan B Commitment on Schedule B-1.

“Term Loan Commitment” means a Term Loan A Commitment or a Term Loan B Commitment.

“Term Loan Lender” means a Term Loan A Lender or a Term Loan B Lender.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule B-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be: (x) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1; and (y) reduced from time to time as required by Section 2.4(e).

“Trademark” has the meaning specified therefor in the Security Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Treasury Regulations” means the final, temporary and proposed United States Treasury regulations promulgated under the IRC, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UK Debenture” means a debenture agreement, in form and substance satisfactory to Agent, executed by each UK Subsidiary and delivered to Agent.

“UK Guaranty” means a guaranty agreement, in form and substance satisfactory to Agent, executed by each UK Guarantor Subsidiary and delivered to Agent.

“UK Security Documents” means the UK Debenture, the UK Share Pledge and the UK Guaranty.

“UK Share Pledge” means a share pledge agreement, in form and substance satisfactory to Agent, executed by each owner of a UK Subsidiary and delivered to Agent.

“UK Guarantor Subsidiary” means the UK Subsidiaries that are parties to the UK Guaranty.

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“UK Subsidiary” means any Subsidiary of Borrower incorporated in the United Kingdom.

“USA Patriot Act” means the USA Patriot Act, Title III of Pub.L. 107-56, signed into law October 26, 2001.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 16.6.

“Warrant Agreement” means a warrant agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers to Agent.

“Wells Fargo Credit Facility” means that certain credit facility entered into by the Borrowers and Wells Fargo Bank, National Association (acting through its Wells Fargo Business Credit operating division).

“Withholding Taxes” has the meaning specified therefor in Section 15.11(h).

“Yost Subordination Agreement” means a subordination agreement, in form and substance satisfactory to Agent, executed by the Borrowers and Warren and Gail Yost and delivered to Agent.

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Schedule 3.1

I.              CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT.

The obligation of each Lender to make its initial portion of a Loan (whether as an Advance, Term Loan A or Term Loan B) provided for in the Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such portion of a Loan by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           the Closing Date shall occur on or before December 7, 2007;

(b)           Agent shall have received a letter duly executed by each Borrower authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)           Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;

(d)           Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:,

(i)            the Cash Management Agreements,

(ii)           the Control Agreements,

(iii)          [intentionally omitted],

(iv)          a disbursement letter executed and delivered by Borrowers to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,

(v)           the Fee Letter,

(vi)          the Patent Security Agreement,

(vii)         the Security Agreement,

(viii)        [intentionally omitted],

(ix)           the Trademark Security Agreement,

(x)            the Warrant Agreement,

(xi)           the Japanese Guaranty,

SCHEDULE 3.1 - 1

(xii)          the UK Security Documents,

(xiii)         the French Security Documents,

(xiv)        the McDermott Subordination Agreement, and

(xv)         the Yost Subordination Agreement.

(e)           Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;

(f)            Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(g)           Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(h)           Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(i)            Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be reasonably satisfactory to Agent;

(j)            [intentionally omitted];

(k)           Agent shall have received opinions of Borrowers’ counsel (including Borrowers’ French and United Kingdom counsel) in form and substance satisfactory to Agent;

(l)            Agent shall have received the valuation report on each Borrower and Guarantor, in form and substance satisfactory to Agent;

(m)          Agent shall have received the due diligence report on each Borrower and Guarantor, in form and substance satisfactory to Agent;

(n)           Agent shall have received the Closing Date Projections;

(o)           Borrowers shall have paid all Lender Group Expenses incurred in

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connection with the transactions evidenced by this Agreement;

(p)           Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of the Loan Documents or with the consummation of the transactions contemplated thereby;

(q)           The Agent shall have received “key man life insurance” insurance policies for each of Carmine Oliva and Graham Jefferies, each of which shall be in an amount, for a term and issued by insurers acceptable to Agent;

(r)            With respect to $1,800,000 of the Loan proceeds to be disbursed on the Closing Date which shall be used to pay off certain accounts payable and unsecured creditors of the Borrowers (the “Designated Payments”), Borrowers shall provide Agent with a detailed list (duly executed by the Borrowers) of all recipients of a Designated Payment and the amounts to be paid to such recipients (the “Designated Payments List”);

(s)           Agent shall have received evidence satisfactory to it that the prepayment penalty applicable to Borrowers’ Existing Credit Facility with Wells Fargo Bank, National Association (acting through its Wells Fargo Business Credit operating division) has been reduced from 3% to 2%; and

(t)            all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

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